Exhibit 99.1
The Scotts Miracle-Gro Company	NEWS

ScottsMiracle-Gro Announces Fiscal 2023 Full-Year Results
•Full-year total Company net sales of $3.55 billion in line with guidance
•Free cash flow of $438 million improved $681 million year over year; Company reaffirms $1 billion in free cash flow over two years through Fiscal 2024
•Project Springboard cost savings contribute to full year non-GAAP adjusted EBITDA of $447 million
•Full-year GAAP loss per share of $6.79; adjusted non-GAAP EPS of $1.21

MARYSVILLE, Ohio, November 1, 2023 – The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden as well as indoor and hydroponic growing products, today announced its results for the fourth quarter and fiscal year ended September 30, 2023.

The Company reported fiscal 2023 net sales in line with guidance and adjusted non-GAAP earnings exceeding guidance with faster realization of Project Springboard savings. On a full-year basis, sales declined 10 percent. The company reported a GAAP loss of $6.79 per share for fiscal 2023. Non-GAAP adjusted earnings, which exclude impairment, restructuring and other non-recurring items, were $1.21 per diluted share. The financial outlook for fiscal 2024 incorporates meaningful progress on margin recovery while adjusting for a higher share count, effective tax rate and average cost of borrowing versus fiscal 2023.

“The outcome of fiscal ’23 is stabilization of the business and a return to a more normal state of operating,” said Chairman and CEO Jim Hagedorn. “We made measurable progress on a number of fronts with Project Springboard cost savings, free cash flow generation and debt reduction. We have secured greater financial flexibility to drive improved performance and value creation. We are on a path to margin recovery, growth in our consumer business and a solution for Hawthorne.

“We have developed an aggressive operating plan for fiscal ’24 that is built upon strong engagement with our retailer partners as well as continued diligence with cost control, free cash flow generation and debt paydown. Additionally, we upgraded talent at the executive and senior levels with leaders who bring energy and fresh perspectives. The team and our associates are committed to the fiscal ‘24 plan and delivering improved shareholder value.”

Fourth quarter details
For the quarter ended September 30, 2023, company-wide sales decreased 24 percent to $374.5 million. U.S. Consumer segment sales declined 33 percent to $201.0 million from $302.1 million a year ago, driven by lower volumes and timing of shipments. Hawthorne segment sales decreased 11 percent, to $149.7 million, compared with $168.5 million during the same period last year.

GAAP and non-GAAP adjusted gross margin rates for the quarter were negative 15.2 percent and negative 8.8 percent, respectively. These compare to negative 14.3 percent and positive 3.5 percent, respectively, in the prior year. The declines were due primarily to unfavorable fixed cost leverage related to lower volume along with lower net pricing. Those pressures were partially offset by distribution savings from Project Springboard.

Equity in loss of unconsolidated affiliates, which represents our share of the results of our live goods joint venture, Bonnie Plants, LLC, includes a non-cash, pre-tax impairment charge of $94.7 million recorded during the fourth quarter.

The fourth quarter GAAP net loss was $468.4 million, or $8.33 per share, compared with a prior year loss of $220.1 million, or $3.97 per share. In addition to the live goods joint venture impairment, these results include pre-tax charges of $272.3 million, comprising $229.2 million of non-cash impairments of intangible assets, goodwill and convertible debt investments as well as restructuring and other charges of $43.1 million related to Project Springboard.

Non-GAAP adjusted loss, which excludes impairment, restructuring and other non-recurring items, was $155.4 million, or $2.77 per share, for the quarter, compared with a loss of $113.3 million, or $2.04 per share, for the same period last year.

Full year details
For the fiscal year ended September 30, 2023, company-wide sales decreased 10 percent to $3.55 billion. U.S. Consumer segment sales declined 3 percent to $2.84 billion, from $2.93 billion, mainly driven by lower volumes partially offset by pricing. Hawthorne segment sales decreased 35 percent to $467.3 million compared with $716.2 million during the same period last year.

The GAAP gross margin rate on a full-year basis was 18.5 percent. The non-GAAP adjusted rate was 23.7 percent. These compare to 22.2 percent and 26.3 percent, respectively, last year. The declines are primarily due to unfavorable material costs, fixed cost leverage and increased excess and obsolete inventory write-offs, partially offset by favorable net pricing.

SG&A of $551.3 million was 15.5 percent of net sales and reflects a 10-percent decrease from 2022 and a 25.9-percent decrease over two years primarily driven by continued cost savings efforts associated with Project Springboard, the Company’s $300 million cost-savings initiative. Approximately $15 million of the last $100 million phase of Springboard was accelerated into fiscal 2023. The Company expects approximately two-thirds of this final phase will be recognized in fiscal 2024 with the remainder to be recognized in fiscal 2025.
Interest expense increased $60.0 million to $178.1 million for the year primarily due to an increase in average borrowing rates. The non-GAAP adjusted effective tax rate for the full year increased to 36.6 percent, from 21.8 percent last year, primarily driven by the current year impact of valuation allowances established against certain deferred tax assets, lower pre-tax income and prior year excess tax benefits associated with employee share-based compensation.

GAAP net loss was $380.1 million, or $6.79 per share, compared with a loss of $437.5 million, or $7.88 per share, in the prior year. Non-GAAP adjusted earnings, which exclude impairment, restructuring and other non-recurring items, were $68.1 million, or $1.21 per diluted share, compared with $230.0 million, or $4.10 per diluted share, last year.

Free cash flow for fiscal 2023 increased $680.7 million to $438.2 million mainly driven by reductions to inventory levels during the year. The Company’s debt-to-EBITDA ratio at the end of the year was 6.57 times and within the fourth-quarter covenant maximum of 7.75 times.

“We managed exceptionally well this past year in the face of many challenges. Our leaders and associates have relentlessly worked to create outstanding solutions for our consumers while significantly improving operations and organizational efficiency,” said Matt Garth, executive vice president and chief financial & administrative officer. “Project Springboard cost savings have helped to expand margins and maintain investments in the core consumer business. Through the team’s efforts, we were able to close the year ahead of our latest guidance and turn our full attention to fiscal 2024 planning and execution.

“In fiscal 2024 we are focusing on maximizing value with our retail partners and managing controllables. Our guidance is grounded in our ability to increase shareholder value through margin recovery, strong free cash flow generation and improved financial flexibility.”

Fiscal 2024 outlook
The Company will outline its expectations for fiscal 2024 during today’s call.

Conference Call and Webcast Scheduled for 9 a.m. ET Today, November 1
The Company will discuss results during a webcast and conference call today at 9:00 a.m. ET. To participate in the conference call, please register in advance at this link. Upon registration, all telephone participants will receive the dial-in number along with a unique PIN number that can be used to access the call. If you do not anticipate asking a question, we recommend joining via the live webcast on the Company’s investor relations website at http://investor.scotts.com. The replay of the conference call will also be available on the Company’s website, where an archive of the press release and any accompanying information will remain available for at least a 12-month period.

Net sales details

Fiscal Fourth Quarter (July - September 2023)
Net Sales Drivers (1)	Volume & Mix	Foreign Exchange	Price	Other(2)	Net Sales
U.S. Consumer	(30)%	—%	(3)%	—%	(33)%
Hawthorne	(13)%	3%	(1)%	—%	(11)%
Other	(6)%	(2)%	11%	—%	3%
Total SMG	(23)%	1%	(2)%	—%	(24)%

Fiscal Year 2023 (October 2022 - September 2023)
Net Sales Drivers (1)	Volume & Mix	Foreign Exchange	Price	Other(2)	Net Sales
U.S. Consumer	(8)%	—%	5%	—%	(3)%
Hawthorne	(38)%	—%	2%	1%	(35)%
Other	(16)%	(5)%	7%	—%	(14)%
Total SMG	(14)%	(1)%	5%	—%	(10)%
(1) Net Sales percentage changes are approximations based on quantitative formulas that are consistently applied
(2) Other includes the impact of acquisitions and divestitures and rounding impacts necessary to reconcile volume to net sales

About ScottsMiracle-Gro
With approximately $3.6 billion in sales, the Company is the world’s largest marketer of branded consumer products for lawn and garden care. The Company’s brands are among the most recognized in the industry. The Company’s Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories. The Company’s wholly-owned subsidiary, The Hawthorne Gardening Company, is a leading provider of nutrients, lighting and other materials used in the indoor and hydroponic growing segment. For additional information, visit us at www.scottsmiraclegro.com.

Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:

•An economic downturn and economic uncertainty may adversely affect demand for the Company’s products;
•If the Company underestimates or overestimates demand for its products and does not maintain appropriate inventory levels, its net sales and/or working capital could be negatively impacted;
•The Company’s operations, financial condition or reputation, may be impaired if its information technology systems fail to perform adequately or if it is the subject of a data breach or cyber-attack;
•Climate change and unfavorable weather conditions could adversely impact financial results;
•Our success depends upon the retention and availability of key personnel and the effective succession of senior management;
•Our workforce reductions may cause undesirable consequences and our results of operations may be harmed;
•Disruptions in availability or increases in the prices of raw materials, fuel or transportation costs could adversely affect our results of operations;
•A significant interruption in the operation of the Company’s or its suppliers’ facilities could impact the Company’s capacity to produce products and service its customers, which could adversely affect the Company’s revenues and earnings;
•Acquisitions, other strategic alliances and investments could result in operating difficulties, dilution and other harmful consequences that may adversely impact the Company’s business and results of operations;
•Compliance with environmental and other public health regulations or changes in such regulations or regulatory enforcement priorities could increase our costs of doing business or limit our ability to market all of our products;
•Because of the concentration of the Company’s sales to a small number of retail customers, the loss of one or more of, or significant reduction in orders from, its top customers, or a material reduction in the inventory of the Company’s products that they carry, could adversely affect the Company’s financial results;
•The Company’s indebtedness could limit its flexibility and adversely affect its financial condition;
•The Company’s decision to maintain, reduce or discontinue paying cash dividends to its shareholders or repurchasing its Common Shares could cause the market price for its common shares to decline;
•If the perception of the Company’s brands or organizational reputation are damaged, its customers, distributors and retailers may react negatively, which could materially and adversely affect the Company’s business, financial condition and results of operations;
•In the event the Third Restated Marketing Agreement for consumer Roundup products terminates, or Monsanto’s consumer Roundup business materially declines the Company would lose a substantial source of future earnings and overhead expense absorption; and
•Hagedorn Partnership, L.P. beneficially owns approximately 25% of the Company’s common shares and can significantly influence decisions that require the approval of shareholders.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

For investor inquiries:
Aimee DeLuca
Sr. Vice President
Investor Relations
aimee.deluca@scotts.com
(937) 578-5621

For media inquiries:
Tom Matthews
Chief Communications Officer
Corporate Affairs
(937) 644-7044

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Statements of Operations
(In millions, except per share data)
(Unaudited)

		Three Months Ended			Twelve Months Ended
	Footnotes	September 30, 2023	September 30, 2022	% Change	September 30, 2023	September 30, 2022	% Change
Net sales		$374.5	$493.6	(24)%	$3,551.3	$3,924.1	(10)%
Cost of sales		407.5	475.4		2,708.3	2,891.1
Cost of sales—impairment, restructuring and other		23.9	89.0		185.7	160.1
Gross margin		(56.9)	(70.8)	20%	657.3	872.9	(25)%
% of sales		(15.2)%	(14.3)%		18.5%	22.2%
Operating expenses:
Selling, general and administrative		108.0	118.4	(9)%	551.3	613.0	(10)%
Impairment, restructuring and other		248.5	32.9		280.5	693.1
Other (income) expense, net		2.7	1.8		(0.1)	0.8
Loss from operations		(416.1)	(223.9)	(86)%	(174.4)	(434.0)	60%
% of sales		(111.1)%	(45.4)%		(4.9)%	(11.1)%
Equity in loss of unconsolidated affiliates		104.6	14.2		101.1	12.9
Interest expense		40.0	34.9		178.1	118.1
Other non-operating income, net		—	(1.4)		(0.3)	(6.9)
Loss before income taxes		(560.7)	(271.6)	(106)%	(453.3)	(558.1)	19%
Income tax benefit		(92.3)	(51.5)		(73.2)	(120.6)
Net loss		$(468.4)	$(220.1)	(113)%	$(380.1)	$(437.5)	13%

Basic net loss per common share:	(1)	$(8.33)	$(3.97)	(110)%	$(6.79)	$(7.88)	14%
Diluted net loss per common share:	(2) (4)	$(8.33)	$(3.97)	(110)%	$(6.79)	$(7.88)	14%

Common shares used in basic net loss per share calculation		56.2	55.5	1%	56.0	55.5	1%
Common shares and potential common shares used in diluted net loss per share calculation		56.2	55.5	1%	56.0	55.5	1%

Non-GAAP results:
Adjusted net income (loss)	(3)	$(155.4)	$(113.3)	(37)%	$68.1	$230.0	(70)%
Adjusted diluted net income (loss) per common share	(2) (3) (4)	$(2.77)	$(2.04)	(36)%	$1.21	$4.10	(70)%
Adjusted EBITDA	(3)	$(106.1)	$(71.3)	(49)%	$446.9	$557.9	(20)%
Note: See accompanying footnotes.

THE SCOTTS MIRACLE-GRO COMPANY
Segment Results
(In millions)
(Unaudited)
The Company divides its operations into three reportable segments: U.S. Consumer, Hawthorne and Other. U.S. Consumer consists of the Company’s consumer lawn and garden business in the United States. Hawthorne consists of the Company’s indoor and hydroponic gardening business. Other primarily consists of the Company’s consumer lawn and garden business outside the United States. This identification of reportable segments is consistent with how the segments report to and are managed by the chief operating decision maker of the Company. In addition, Corporate consists of general and administrative expenses and certain other income and expense items not allocated to the business segments.

The performance of each reportable segment is evaluated based on several factors, including income (loss) before income taxes, amortization, impairment, restructuring and other charges (“Segment Profit (Loss)”), which is a non-GAAP financial measure. Senior management uses Segment Profit (Loss) to evaluate segment performance because they believe this measure is indicative of performance trends and the overall earnings potential of each segment.

The following tables present financial information for the Company’s reportable segments for the periods indicated:

	Three Months Ended			Twelve Months Ended
	September 30, 2023	September 30, 2022	% Change	September 30, 2023	September 30, 2022	% Change
Net Sales:
U.S. Consumer	$201.0	$302.1	(33)%	$2,843.7	$2,928.8	(3)%
Hawthorne	149.7	168.5	(11)%	467.3	716.2	(35)%
Other	23.8	23.0	3%	240.3	279.1	(14)%
Consolidated	$374.5	$493.6	(24)%	$3,551.3	$3,924.1	(10)%

Segment Profit (Loss) (Non-GAAP):
U.S. Consumer	$(99.3)	$(52.1)	(91)%	$454.1	$568.6	(20)%
Hawthorne	(6.4)	(23.2)	72%	(48.1)	(21.1)	(128)%
Other	(9.4)	(2.5)	(276)%	12.4	20.2	(39)%
Total Segment Profit (Loss) (Non-GAAP)	(115.1)	(77.8)	(48)%	418.4	567.7	(26)%
Corporate	(24.3)	(16.6)		(101.6)	(112.4)
Intangible asset amortization	(4.4)	(8.6)		(25.2)	(37.1)
Impairment, restructuring and other	(272.3)	(120.9)		(466.0)	(852.2)
Equity in loss of unconsolidated affiliates	(104.6)	(14.2)		(101.1)	(12.9)
Interest expense	(40.0)	(34.9)		(178.1)	(118.1)
Other non-operating income, net	—	1.4		0.3	6.9
Loss before income taxes (GAAP)	$(560.7)	$(271.6)	(106)%	$(453.3)	$(558.1)	19%

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Balance Sheets
(In millions)
(Unaudited)

	September 30, 2023	September 30, 2022

ASSETS
Current assets:
Cash and cash equivalents	$31.9	$86.8
Accounts receivable, net	304.2	378.8
Inventories	880.3	1,343.5
Prepaid and other current assets	181.4	172.8
Total current assets	1,397.8	1,981.9
Investment in unconsolidated affiliates	91.9	193.8
Property, plant and equipment, net	610.3	606.0
Goodwill	243.9	254.0
Intangible assets, net	436.7	580.2
Other assets	633.1	680.9
Total assets	$3,413.7	$4,296.8
LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Current portion of debt	$52.3	$144.3
Accounts payable	271.2	422.6
Other current liabilities	450.2	397.0
Total current liabilities	773.7	963.9
Long-term debt	2,557.4	2,826.2
Other liabilities	349.9	359.0
Total liabilities	3,681.0	4,149.1
Equity (deficit)	(267.3)	147.7
Total liabilities and equity (deficit)	$3,413.7	$4,296.8

THE SCOTTS MIRACLE-GRO COMPANY
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Year Ended September 30,
	2023	2022
OPERATING ACTIVITIES
Net loss	$(380.1)	$(437.5)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Impairment, restructuring and other	288.6	666.8
Share-based compensation expense	68.9	34.3
Depreciation	67.3	68.1
Amortization	25.2	37.1
Deferred taxes	(58.7)	(182.8)
Equity in loss of unconsolidated affiliates	101.1	12.9
Other, net	1.3	1.1
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	77.7	102.8
Inventories	450.5	(203.8)
Prepaid and other current assets	18.6	(3.3)
Accounts payable	(153.6)	(171.2)
Other current liabilities	52.0	(68.4)
Other non-current items	(30.7)	20.1
Other, net	2.9	(5.2)
Net cash provided by (used in) operating activities	531.0	(129.0)
INVESTING ACTIVITIES
Proceeds from sale of long-lived assets	2.5	63.3
Investments in property, plant and equipment	(92.8)	(113.5)
Proceeds from loans receivable	37.0	—
Payment for acquisitions, net of cash acquired	—	(237.3)
Purchase of convertible debt investments	—	(25.0)
Other investing, net	(12.4)	29.3
Net cash used in investing activities	(65.7)	(283.2)
FINANCING ACTIVITIES
Borrowings under revolving and bank lines of credit and term loans	1,336.2	3,617.4
Repayments under revolving and bank lines of credit and term loans	(1,689.8)	(2,937.3)
Financing and issuance fees	(6.4)	(9.6)
Dividends paid	(149.1)	(166.2)
Purchase of Common Shares	(9.3)	(257.9)
Cash received from exercise of stock options	2.3	3.3
Other financing, net	(4.0)	5.6
Net cash (used in) provided by financing activities	(520.1)	255.3
Effect of exchange rate changes on cash	(0.1)	(0.4)
Net decrease in cash and cash equivalents	(54.9)	(157.3)
Cash and cash equivalents at beginning of year	86.8	244.1
Cash and cash equivalents at end of year	$31.9	$86.8

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items (3)
(In millions, except per share data)
(Unaudited)

	Three Months Ended September 30, 2023				Three Months Ended September 30, 2022
	As Reported (GAAP)	Impairment, Restructuring and Other	Equity in loss of unconsolidated affiliates	Adjusted (Non- GAAP)	As Reported (GAAP)	Impairment, Restructuring and Other	Adjusted (Non- GAAP)
Gross margin	$(56.9)	$(23.9)	$—	$(33.0)	$(70.8)	$(88.0)	$17.2
Gross margin as a % of sales	(15.2)%			(8.8)%	(14.3)%		3.5%
Loss from operations	(416.1)	(272.3)	—	(143.7)	(223.9)	(120.9)	(103.0)
Loss from operations as a % of sales	(111.1)%			(38.4)%	(45.4)%		(20.9)%
Loss before income taxes	(560.7)	(272.3)	(94.7)	(193.7)	(271.6)	(120.9)	(150.7)
Income tax benefit	(92.3)	(30.3)	(23.7)	(38.3)	(51.5)	(14.2)	(37.4)
Net loss	(468.4)	(242.1)	(70.9)	(155.4)	(220.1)	(106.7)	(113.3)
Diluted net loss per common share	(8.33)	(4.31)	(1.26)	(2.77)	(3.97)	(1.92)	(2.04)
Common shares and potential common shares used in diluted net loss per share calculation (4)	56.2			56.2	55.5		55.5

Calculation of Adjusted EBITDA (3):	Three Months Ended September 30, 2023	Three Months Ended September 30, 2022
Net loss (GAAP)	$(468.4)	$(220.1)
Income tax benefit	(92.3)	(51.5)
Interest expense	40.0	34.9
Depreciation	17.8	17.8
Amortization	4.4	8.6
Impairment, restructuring and other charges	272.3	120.9
Equity in loss of unconsolidated affiliates	104.6	14.2
Interest income	(0.7)	(1.7)
Share-based compensation expense	16.2	5.6
Adjusted EBITDA (Non-GAAP)	$(106.1)	$(71.3)

Note: See accompanying footnotes.
The sum of the components may not equal due to rounding.

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items (3)
(In millions, except per share data)
(Unaudited)

	Twelve Months Ended September 30, 2023				Twelve Months Ended September 30, 2022
	As Reported (GAAP)	Impairment, Restructuring and Other	Equity in loss of unconsolidated affiliates	Adjusted (Non- GAAP)	As Reported (GAAP)	Impairment, Restructuring and Other	Adjusted (Non- GAAP)
Gross margin	$657.3	$(185.6)	$—	$842.9	$872.9	$(159.1)	$1,032.0
Gross margin as a % of sales	18.5%			23.7%	22.2%		26.3%
Income (loss) from operations	(174.4)	(466.0)	—	291.7	(434.0)	(852.2)	418.2
Income (loss) from operations as a % of sales	(4.9)%			8.2%	(11.1)%		10.7%
Income (loss) before income taxes	(453.3)	(466.0)	(94.7)	107.4	(558.1)	(852.2)	294.1
Income tax expense (benefit)	(73.2)	(88.8)	(23.7)	39.3	(120.6)	(184.7)	64.1
Net income (loss)	(380.1)	(377.2)	(70.9)	68.1	(437.5)	(667.6)	230.0
Diluted net income (loss) per common share	(6.79)	(6.69)	(1.26)	1.21	(7.88)	(11.90)	4.10
Common shares and potential common shares used in diluted net income (loss) per share calculation (4)	56.0			56.4	55.5		56.1

Calculation of Adjusted EBITDA (3):	Twelve Months Ended September 30, 2023	Twelve Months Ended September 30, 2022
Net loss (GAAP)	$(380.1)	$(437.5)
Income tax benefit	(73.2)	(120.6)
Interest expense	178.1	118.1
Depreciation	67.3	68.1
Amortization	25.2	37.1
Impairment, restructuring and other charges	466.0	852.2
Equity in loss of unconsolidated affiliates	101.1	12.9
Interest income	(6.4)	(6.7)
Share-based compensation expense	68.9	34.3
Adjusted EBITDA (Non-GAAP)	$446.9	$557.9

Note: See accompanying footnotes.
The sum of the components may not equal due to rounding.

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items (3)
(In millions)
(Unaudited)

	Year Ended September 30,
	2023	2022
Calculation of free cash flow (3):
Net cash provided by (used in) operating activities (GAAP)	$531.0	$(129.0)
Investments in property, plant and equipment	(92.8)	(113.5)
Free cash flow (Non-GAAP)	$438.2	$(242.5)

Note: See accompanying footnotes.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

(1)Basic net income (loss) per common share amounts are calculated by dividing net income (loss) by the weighted average number of common shares outstanding during the period.

(2)Diluted net income (loss) per common share amounts are calculated by dividing net income (loss) by the weighted average number of common shares, plus all potential dilutive securities (common stock options, performance shares, performance units, restricted stock and restricted stock units) outstanding during the period.

(3)Reconciliation of Non-GAAP Measures

Use of Non-GAAP Measures

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company uses non-GAAP financial measures. The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are shown in the tables above. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for or superior to, financial measures reported in accordance with GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with GAAP. Other companies may calculate similarly titled non-GAAP financial measures differently than the Company, limiting the usefulness of those measures for comparative purposes.

In addition to GAAP measures, management uses these non-GAAP financial measures to evaluate the Company’s performance, engage in financial and operational planning and determine incentive compensation because it believes that these measures provide additional perspective on and, in some circumstances are more closely correlated to, the performance of the Company’s underlying, ongoing business.

Management believes that these non-GAAP financial measures are useful to investors in their assessment of operating performance and the valuation of the Company. In addition, these non-GAAP financial measures address questions routinely received from analysts and investors and, in order to ensure that all investors have access to the same data, management has determined that it is appropriate to make this data available to all investors. Non-GAAP financial measures exclude the impact of certain items (as further described below) and provide supplemental information regarding operating performance. By disclosing these non-GAAP financial measures, management intends to provide investors with a supplemental comparison of operating results and trends for the periods presented. Management believes these non-GAAP financial measures are also useful to investors as such measures allow investors to evaluate performance using the same metrics that management uses to evaluate past performance and prospects for future performance. Management views free cash flow as an important measure because it is one factor used in determining the amount of cash available for dividends and discretionary investment.

Exclusions from Non-GAAP Financial Measures

Non-GAAP financial measures reflect adjustments based on the following items:

•Impairments, which are excluded because they do not occur in or reflect the ordinary course of the Company’s ongoing business operations and their exclusion results in a metric that provides supplemental information about the sustainability of operating performance.
•Restructuring and employee severance costs, which include charges for discrete projects or transactions that fundamentally change the Company’s operations and are excluded because they are not part of the ongoing operations of its underlying business, which includes normal levels of reinvestment in the business.
•Costs related to refinancing, which are excluded because they do not typically occur in the normal course of business and may obscure analysis of trends and financial performance. Additionally, the amount and frequency of these types of charges is not consistent and is significantly impacted by the timing and size of debt financing transactions.
•Discontinued operations and other unusual items, which include costs or gains related to discrete projects or transactions and are excluded because they are not comparable from one period to the next and are not part of the ongoing operations of the Company’s underlying business.

The tax effect for each of the items listed above is determined using the tax rate and other tax attributes applicable to the item and the jurisdiction(s) in which the item is recorded.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

Definitions of Non-GAAP Financial Measures

The reconciliations of non-GAAP disclosure items include the following financial measures that are not calculated in accordance with GAAP and are utilized by management in evaluating the performance of the business, engaging in financial and operational planning, determining incentive compensation and determining the amount of cash available for dividends and discretionary investments, and by investors and analysts in evaluating performance of the business:

Adjusted gross margin: Gross margin excluding impairment, restructuring and other charges / recoveries.
Adjusted income (loss) from operations: Income (loss) from operations excluding impairment, restructuring and other charges / recoveries.
Adjusted income (loss) before income taxes: Income (loss) before income taxes excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and certain other non-operating income / expense items.
Adjusted income tax expense (benefit): Income tax expense (benefit) excluding the tax effect of impairment, restructuring and other charges / recoveries, costs related to refinancing and certain other non-operating income / expense items.
Adjusted net income (loss): Net income (loss) excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and certain other non-operating income / expense items, each net of tax.
Adjusted diluted net income (loss) per common share: Diluted net income (loss) per common share excluding impairment, restructuring and other charges / recoveries, costs related to refinancing and certain other non-operating income / expense items, each net of tax.
Adjusted EBITDA: Net income (loss) before interest, taxes, depreciation and amortization as well as certain other items such as the impact of the cumulative effect of changes in accounting, costs associated with debt refinancing and other non-recurring or non-cash items affecting net income (loss). A form of Adjusted EBITDA is used in agreements governing the Company’s outstanding indebtedness for debt covenant compliance purposes. Adjusted EBITDA as used in those agreements includes additional adjustments to the Adjusted EBITDA presented in the Company’s earnings press releases and investor presentations which may decrease or increase Adjusted EBITDA for purposes of the Company’s financial covenants.
Free cash flow: Net cash provided by (used in) operating activities reduced by investments in property, plant and equipment.

For the three and twelve months ended September 30, 2023, the following items were adjusted, in accordance with the definitions above, to arrive at the non-GAAP financial measures:

•During the three and twelve months ended September 30, 2023, the Company recognized non-cash, pre-tax goodwill and intangible asset impairment charges of $127.9 million in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations, comprised of $117.7 million of finite-lived intangible asset impairment charges associated with the Hawthorne segment and $10.3 million of goodwill impairment charges associated with the Other segment.
•During the three and twelve months ended September 30, 2023, the Company recognized a non-cash, pre-tax other-than-temporary impairment charge related to its convertible debt investments of $101.3 million in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations.
•During the three and twelve months ended September 30, 2023, the Company recognized a non-cash, pre-tax impairment charge of $94.7 million associated with its investment in Bonnie Plants, LLC in the “Equity in loss of unconsolidated affiliates” line in the Condensed Consolidated Statements of Operations.
•During the three and twelve months ended September 30, 2023, the Company established a valuation allowance against certain deferred tax assets associated with non-cash impairment charges, which resulted in the recognition of additional tax expense of $29.7 million in the “Income tax benefit” line in the Condensed Consolidated Statements of Operations.
•During fiscal 2022, the Company began implementing a series of Company-wide organizational changes and initiatives intended to create operational and management-level efficiencies. As part of this restructuring initiative, the Company is reducing the size of its supply chain network, reducing staffing levels and implementing other cost-reduction initiatives. During the three and twelve months ended September 30, 2023, the Company incurred costs of $23.9 million and $184.8 million, respectively, in the “Cost of sales—impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations and $19.1 million and $44.1 million, respectively, in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations associated with this restructuring initiative primarily related to inventory write-down charges, employee termination benefits, facility closure costs and impairment of right-of-use assets and property, plant and equipment.

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements

For the three and twelve months ended September 30, 2022, the following items were adjusted, in accordance with the definitions above, to arrive at the non-GAAP financial measures:

•During the three and twelve months ended September 30, 2022, the Company recognized non-cash, pre-tax goodwill and intangible asset impairment charges of zero and $632.4 million, respectively, associated with an interim impairment review for its Hawthorne segment in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations, comprised of $522.4 million of goodwill impairment charges and $110.0 million of finite-lived intangible asset impairment charges.
•During the three and twelve months ended September 30, 2022, the Company incurred inventory write-down charges of $74.9 million and $120.9 million, respectively, in the “Cost of sales—impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations and incurred finite-lived intangible asset impairment charges of $35.3 million in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations associated with its decision to discontinue and exit the market for certain Hawthorne lighting products and brands.
•During fiscal 2022, the Company began implementing a series of organizational changes and initiatives intended to create operational and management-level efficiencies. During the three and twelve months ended September 30, 2022, the Company incurred costs of $11.6 million and $36.8 million, respectively, in the “Cost of sales—impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations and $7.5 million and $28.4 million, respectively, in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations primarily related to employee termination benefits and impairment of property, plant and equipment associated with this restructuring initiative.
•During the three and twelve months ended September 30, 2022, the Company recognized gains of $11.9 million and $16.2 million, respectively, in the “Impairment, restructuring and other” line in the Condensed Consolidated Statements of Operations associated with the sale of property, plant and equipment.

Forward Looking Non-GAAP Measures
In this release, the Company presents certain forward-looking non-GAAP measures. The Company does not provide outlook on a GAAP basis because changes in the items that the Company excludes from GAAP to calculate the comparable non-GAAP measure, described above, can be dependent on future events that are less capable of being controlled or reliably predicted by management and are not part of the Company’s routine operating activities. Additionally, due to their unpredictability, management does not forecast many of the excluded items for internal use and therefore cannot create or rely on a GAAP outlook without unreasonable efforts. The occurrence, timing and amount of any of the items excluded from GAAP to calculate non-GAAP could significantly impact the Company’s GAAP results. As a result, the Company does not provide a reconciliation of forward-looking non-GAAP measures to GAAP measures, in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K.

(4)Due to the GAAP net loss for the three and twelve months ended September 30, 2023, diluted average common shares used in the GAAP diluted loss per common share calculation excluded potential Common Shares of 0.4 million because the effect of their inclusion would be anti-dilutive. Due to the non-GAAP net loss for the three months ended September 30, 2023, diluted average common shares used in the non-GAAP adjusted diluted loss per common share calculation excluded potential Common Shares of 0.4 million because the effect of their inclusion would be anti-dilutive. Diluted average common shares used in the non-GAAP adjusted diluted income per common share calculation for the twelve months ended September 30, 2023 included dilutive potential Common Shares of 0.4 million.

Due to the GAAP net loss for the three and twelve months ended September 30, 2022, diluted average common shares used in the GAAP diluted loss per common share calculation excluded potential Common Shares of 0.2 million and 0.6 million, respectively, because the effect of their inclusion would be anti-dilutive. Due to the non-GAAP net loss for the three months ended September 30, 2022, diluted average common shares used in the non-GAAP adjusted diluted loss per common share calculation excluded potential Common Shares of 0.2 million because the effect of their inclusion would be anti-dilutive. Diluted average common shares used in the non-GAAP adjusted diluted income per common share calculation for the twelve months ended September 30, 2022 included dilutive potential Common Shares of 0.6 million.